Exhibit 10.2

ISU Research Park
2503 South Loop Drive
Building 5
Ames, Iowa 50010
Phone 515.296.5555
Fax 515.296.3520

Today’s Discoveries . . Tomorrow’s Medicines

June 27, 2012

Kenneth R. Lynn
12908 Walmer Street
Overland Park, Kansas 66209

Dear Ken:
This will confirm our agreement concerning your resignation as Executive Vice President of Business Development of NewLink Genetics Corporation (“NewLink” or “Company”).

1.
You hereby tender your voluntary resignation as Executive Vice President of Business Development, and the Company hereby accepts your resignation, effective June 27, 2012 (the “Effective Date”). However you will continue to be an employee of the Company as described below.

2.
As of the Effective Date, your Employment Agreement dated November 22, 2010, is terminated in its entirety and you will not be entitled to any benefits thereunder except as expressly provided herein. Without limiting the generality of the foregoing, you will not be entitled to any severance payment in connection with your resignation hereunder or any future termination of employment, and you will not be entitled to any bonus for 2012.

3.	As of the Effective Date, you will become Head of Business Development pursuant to a separate letter agreement between you and NewLink.

4.
Under your stock option agreements dated August 6, 2008, January 21, 2009, April 14, 2011 and January 19, 2012, your outstanding stock options will continue to vest during your Continuous Service (as defined in NewLink’s 2009 Equity Incentive Plan) (the “2009 Plan”). Your rights with respect to your stock options will be governed by the 2009 Plan and your option agreements. You may continue to participate in the Company’s 2010 Employee Stock Purchase Plan.

Exhibit 10.2

5.
Your accrued vacation as of the Effective Date will carry over to your new position. Any accrued vacation that you may have as of termination of your employment will be paid based on your salary in effect at that time and in accordance with the Company’s policy in effect at such time.

6.
Your right to indemnification under your Indemnity Agreement dated November 22, 2010, will continue with respect to any claims that are based on any alleged acts or omissions in connection with your prior employment as Executive Vice President of Business Development and your employment as Head of Business Development, in each case subject to the terms and conditions of the Indemnity Agreement.

7.	Your Proprietary Information and Inventions Agreement dated April 5, 2010 shall remain in full force and effect.

8.
Your employment with the Company as Head of Business Development will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the Chief Executive Officer of the Company.

Sincerely

/s/ Charles J. Link Jr.

Charles J. Link, Jr., M.D.
Chief Executive Officer

Accepted and agreed to:

/s/ Kenneth Lynn
Kenneth R. Lynn